Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 27, 2013, with regards to LGI Homes Group (Predecessor), and July 10, 2013, with regards to LGI Homes, Inc., in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of LGI Homes, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Houston, Texas

August 27, 2013